Exhibit 5.1

March 9, 2021

Edison International

2244 Walnut Grove Avenue

Rosemead, California 91770

Re:	Offering of Edison International

5.375% Fixed-Rate Reset Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”)

Ladies and Gentlemen:

I am an Assistant General Counsel of Edison International, a California corporation (“Edison International”). You have requested my opinion in connection with the offering, issuance, and sale by Edison International of up to 1,250,000 shares of its Series A Preferred Stock (the “Shares”).

The Shares are being offered to the public by the Prospectus dated March 2, 2021 (the “Prospectus”), which is part of a Registration Statement on Form S-3 (Registration No. 333-231121) (the “Registration Statement”), filed by Edison International with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

In my capacity as Assistant General Counsel, I am generally familiar with the proceedings taken and proposed to be taken by Edison International for the authorization and issuance of the Shares. I, or attorneys acting under my supervision, have made legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of the documents, corporation records and instruments of Edison International that we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have obtained and relied upon certificates and assurances from public officials that we have deemed necessary.

Subject to the foregoing and the other qualifications set forth herein, it is my opinion that upon issuance and delivery of, and payment for, the Shares in the manner contemplated by the Registration Statement and the Prospectus, the Shares will be validly issued, fully paid and nonassessable.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, the opinions set forth above are subject to the following:

(A) I am a member of the Bar of the State of California. My opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America.

(B) This opinion letter is an expression of my professional judgment on the legal issues explicitly addressed. By rendering the opinions herein, I do not become an insurer or guarantor of the expression of such professional judgment. Nor does the rendering of such opinions guarantee the outcome of any legal dispute that may arise out of the contemplated transactions. The rendering of the opinions herein does not create any express or implied contract or agreement between or with any person entitled to rely thereon and me. My opinions set forth herein are based upon the facts in existence and laws in effect on the date hereof, and are rendered as of the date hereof, and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

I consent to Edison International filing this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into the Prospectus, and to the reference to me under the caption “Validity of the Securities” in the Prospectus. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Michael A Henry
Michael A. Henry
Assistant General Counsel
Edison International